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TO THE SECRETARY OF
AMERICAN ENTERPRISE LIFE INSURANCE COMPANY


By Resolution received by the Secretary on April 1, 1997, the Board of Directors of American Enterprise Life Insurance Company:

      RESOLVED, That American Enterprise Life Insurance Company, pursuant to the provisions of Section 27-1-51 Section 1 Class 1(c) of the Indiana Insurance Code, hereby establishes a separate account designated American Enterprise Variable Annuity Account, to be used for the Corporation's Variable Annuity contracts; and

      RESOLVED FURTHER, That the proper officers of the Corporation are hereby authorized and directed to establish such subaccounts and/or investment divisions of the Account in the future as they determine to be appropriate; and

      RESOLVED FURTHER, That the proper officers of the Corporation are hereby authorized and directed to accomplish all filings, including registration statements and applications for exemptive relief from provisions of the securities laws as they deem necessary to carry the foregoing into effect.

As an officer of American Enterprise Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, the following two additional subaccounts within the separate account:

      A subaccount, to invest in shares of the Putnam VT Voyager
      Fund; and

      A subaccount, to invest in shares of the Putnam VT Global Growth Fund.

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of American Enterprise Life Insurance Company, the Unit Investment Trust comprised of American Enterprise Variable Annuity Account and consisting of 14 subaccounts is hereby reconstituted as American Enterprise Variable Annuity Account consisting of 16 subaccounts.

                                       Received by the Secretary

/s/Stuart A. Sedlacek
   Stuart A. Sedlacek

                                       /s/William A. Stoltzmann
                                          William A. Stoltzmann